Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

GS Finance Corp. $36,800,000 Equity-Linked Notes due 2028 guaranteed by The Goldman Sachs Group, Inc.

This prospectus supplement addendum no. 3 relates to $32,000,000 principal amount of the notes issued on February 24, 2021 (the “original notes”), $379,000 principal amount of the notes issued on February 26, 2021 (the “first reopened notes”) and $4,421,000 principal amount of the notes issued on March 4, 2021 (the “second reopened notes”).

The original notes are described in the accompanying prospectus supplement no. 1,689 dated February 17, 2021. The first reopened notes are described in the accompanying prospectus supplement no. 1,689 addendum dated February 24, 2021. The second reopened notes are described in the accompanying prospectus supplement no. 1,689 addendum no. 2 dated March 2, 2021.

The original notes, the first reopened notes and the second reopened notes, other than as amended below, have identical terms and conditions and have the same CUSIP (40057FJM7) and ISIN (US40057FJM77) numbers. In this prospectus supplement addendum, the term “notes” means, collectively, the original notes, the first reopened notes and the second reopened notes.

With respect to the original notes:

The following bolded paragraph reflects amended information and replaces, in its entirety, the fourth paragraph on the cover page of the accompanying prospectus supplement no. 1,689 dated February 17, 2021. The amendment shows the corrected estimated value of the original notes at the time the terms of the original notes were set on the trade date for the original notes. The corrected estimated value is $973.4, not the $980 stated in the accompanying prospectus supplement no. 1,689 dated February 17, 2021:

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $973.4 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

In addition, the following bolded paragraphs reflect amended information and replaces, in its entirety, the first and second paragraphs under “Estimated Value of Your Notes” on page S-2 of the accompanying prospectus supplement no. 1,689 dated February 17, 2021. The amendment includes the above-referenced corrected estimated value of the original notes at the time the terms of the original notes were set on the trade date for the original notes and makes a related adjustment to the additional amount that Goldman Sachs & Co. LLC will initially use, with such estimated value, for account statements and otherwise, all as specified below. Additionally, the amendment extends the original time period during which Goldman Sachs & Co. LLC will pay the remaining additional amount (in addition to the then current estimated value of the original notes, but not including GS&Co.’s customary bid and ask spread), if it buys or sells the original notes, as specified below. Such time period will end on August 11, 2021, not May 16, 2021 as stated in the accompanying prospectus supplement no. 1,689 dated February 17, 2021.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $973.4 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $18.5 per $1,000 face amount).

Prior to August 12, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through August 11, 2021). On and after August 12, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

The amended paragraphs above should be read in conjunction with the accompanying prospectus supplement no. 1,689 dated February 17, 2021 (except for the paragraphs being replaced), the accompanying prospectus supplement dated March 22, 2021 and the accompanying prospectus dated March 22, 2021.

With respect to the first reopened notes:

The following bolded paragraph reflects amended information and replaces, in its entirety, the fourth paragraph on the cover page of the accompanying prospectus supplement no. 1,689 addendum dated February 24, 2021. The amendment shows the corrected estimated value of the first reopened notes at the time the terms of the first reopened notes were set on the trade date for the first reopened notes. The corrected estimated value is $961, not the $986 stated in the accompanying prospectus supplement no. 1,689 addendum dated February 24, 2021:

The estimated value of your reopened notes at the time the terms of your reopened notes are set on February 24, 2021 is equal to approximately $961 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

In addition, the following bolded paragraphs reflect amended information and replaces, in its entirety, the first and second paragraphs under “Estimated Value of Your Notes” on page S-2 of the accompanying prospectus supplement no. 1,689 addendum dated February 24, 2021. The amendment includes the above-referenced corrected estimated value of the first reopened notes at the time the terms of the first reopened notes were set on the trade date for the first reopened notes and makes a related adjustment to the additional amount that Goldman Sachs & Co. LLC will initially use, with such estimated value, for account statements and otherwise, all as specified below. Additionally, the amendment extends the original time period during which Goldman Sachs & Co. LLC will pay the remaining additional amount (in addition to the then current estimated value of the first reopened notes, but not including GS&Co.’s customary bid and ask spread), if it buys or sells the first reopened notes, as specified below. Such time period will end on August 11, 2021, not May 16, 2021 as stated in the accompanying prospectus supplement no. 1,689 addendum dated February 24, 2021.

The estimated value of your reopened notes at the time the terms of your reopened notes are set on February 24, 2021 (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $961 per $1,000 face amount, which is less than the original issue price of the reopened notes. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) on February 24, 2021 and the value that GS&Co. will initially use on February 24, 2021 for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing of your reopened notes, plus an additional amount (which initially, on the trade date for the original notes, was equal to $18.5 per $1,000 face amount).

Prior to August 12, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your reopened notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing of the original notes through August 11, 2021). On and after August 12, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your reopened notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

The amended paragraphs above should be read in conjunction with the accompanying prospectus supplement no. 1,689 addendum dated February 24, 2021 (except for the paragraphs being replaced), the accompanying prospectus supplement no. 1,689 dated February 17, 2021, the accompanying prospectus supplement dated March 22, 2021 and the accompanying prospectus dated March 22, 2021.

With respect to the second reopened notes:

The following bolded paragraph reflects amended information and replaces, in its entirety, the fourth paragraph on the cover page of the accompanying prospectus supplement no. 1,689 addendum no. 2 dated March 2, 2021. The amendment shows the corrected estimated value of the second reopened notes at the time the terms of the second reopened notes were set on the trade date for the second reopened notes. The corrected estimated value is $949, not the $956 stated in the accompanying prospectus supplement no. 1,689 addendum no. 2 dated March 2, 2021:

The estimated value of your second reopened notes at the time the terms of your second reopened notes are set on March 2, 2021 is equal to approximately $949 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

In addition, the following bolded paragraphs reflect amended information and replaces, in its entirety, the first and second paragraphs under “Estimated Value of Your Notes” on page S-2 of the accompanying prospectus supplement no. 1,689 addendum no. 2 dated March 2, 2021. The amendment includes the above-referenced corrected estimated value of the second reopened notes at the time the terms of the second reopened notes were set on the trade date for the second reopened notes and makes a related adjustment to the additional amount that Goldman Sachs & Co. LLC will initially use, with such estimated value, for account statements and otherwise, all as specified below. Additionally, the amendment extends the original time period during which Goldman Sachs & Co. LLC will pay the remaining additional amount (in addition to the then current estimated value of the second reopened notes, but not including GS&Co.’s customary bid and ask spread), if it buys or

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sells the second reopened notes, as specified below. Such time period will end on August 11, 2021, not May 16, 2021 as stated in the accompanying prospectus supplement no. 1,689 addendum no. 2 dated March 2, 2021.

The estimated value of your second reopened notes at the time the terms of your second reopened notes are set on March 2, 2021 (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $949 per $1,000 face amount, which is less than the original issue price of the second reopened notes. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) on February 24, 2021 and the value that GS&Co. will initially use on February 24, 2021 for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing of your second reopened notes, plus an additional amount (which initially, on the trade date for the original notes, was equal to $18.5 per $1,000 face amount).

Prior to August 12, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your second reopened notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing of the original notes through August 11, 2021). On and after August 12, 2021, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your second reopened notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

The amended paragraphs above should be read in conjunction with the accompanying prospectus supplement no. 1,689 addendum no. 2 dated March 2, 2021 (except for the paragraphs being replaced), the accompanying prospectus supplement no. 1,689 dated February 17, 2021, the accompanying prospectus supplement dated March 22, 2021 and the accompanying prospectus dated March 22, 2021.

With respect to the notes, you should read the additional disclosure in the accompanying prospectus supplement no. 1,689 dated February 17, 2021 to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-15 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 1,689 Addendum No. 3 dated May 4, 2021

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GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement addendum and the accompanying documents listed below.  This prospectus supplement addendum constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•	Prospectus supplement no. 1,689 Addendum No. 2 dated March 2, 2021
•	Prospectus supplement no. 1,689 Addendum dated February 24, 2021
•	Prospectus supplement no. 1,689 dated February 17, 2021
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

The information in this prospectus supplement addendum supersedes any conflicting information in the documents listed above. For the avoidance of doubt, please note that in the accompanying prospectus supplement no. 1,689 dated February 17, 2021, the accompanying prospectus supplement no. 1,689 addendum dated February 24, 2021 and the accompanying prospectus supplement no. 1,689 addendum no. 2 dated March 2, 2021 all references to the prospectus supplement dated July 1, 2020 should instead refer to the accompanying prospectus supplement dated March 22, 2021 and all references to the prospectus dated July 1, 2020 should instead refer to the accompanying prospectus dated March 22, 2021. In addition, some of the terms or features described in the listed documents may not apply to your notes.

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